EXHIBIT 10.3

January 24, 2005

Pratap S. Khanwilkar, MS, MBA
1651 E. Shadow Cove
Salt Lake City, Utah 84121

Dear Pratap:

Further to recent discussions, we are please to confirm our offer of employment with World Heart Corporation’s (the “Company” or “WorldHeart”) subsidiary World Heart Inc. for the position of Vice President, Rotary Systems and Business Development, reporting to Jal S. Jassawalla, the Company’s President and Chief Executive Officer.

As an officer of the Company, you will serve as the senior executive at the Salt Lake City location of the Company and oversee and enable successful development and commercialization of the adult HeartQuest LVAD.  An additional key responsibility will be to evaluate and recommend business development opportunities that would result in expanding the applicability of existing product lines and the acquisition of new products and services that meet the Company’s objectives.

The following is designed to serve as a record of the essential terms of employment, which we trust, are in accordance with our discussions.

COMMENCEMENT OF EMPLOYMENT:

On the closing of the transactions (the “Closing Date”) contemplated by the Asset Purchase Agreement, made on or about January 25, 2005 (“Signing Date”), between World Heart Corporation and MedQuest Products, Inc. (“MedQuest”). This offer is contingent on the closing of the above transaction, which is expected to occur in March 2005.

REMUNERATION:	Your initial gross base salary will be $165,000 per annum payable bi-weekly. Your base salary will be reviewed in January 2006, in accordance with the Company’s compensation policy.

OPTIONS:

On the Closing Date and upon joining the Company, you will receive a grant of options to purchase 425,000 common shares of the Company (“Date of Grant”), subject to shareholders’ approval and regulatory approval. The options shall be exercisable at a price per share based on the closing price of the common shares of the Company on the Toronto Stock Exchange on the day immediately prior to the Signing Date. The options will vest as to one-third on each of the first, second and third anniversary dates of the

Date of Grant. In the event that your employment is terminated by the Company without cause (as determined in good faith by the Company), your unvested options would continue to vest over the three year vesting period. Except as set out in this letter, the options shall otherwise be subject to the terms of the Company’s Employee Stock Option Plan and any option grant documents. At the discretion of the Company’s Board of Directors, you will also be eligible to receive future grants of options in the Company.

BENEFITS:

You will be eligible to participate in the WorldHeart medical, vision and dental benefit program the first day of the month following your date of hire. We will arrange medical insurance coverage such that there is no gap in your coverage in the transition from MedQuest to WorldHeart. You will be covered under the group life insurance program effective your date of hire. You will be eligible to participate in the WorldHeart 401(k) Savings & Investment Plan on the first of the month following thirty (30) days of employment. The Company’s Employee Handbook outlines other WorldHeart benefits for which you might be eligible, and other applicable corporate policies that you are expected to follow, if not superseded by the terms in this offer of employment.

YEARS OF SERVICE:

As a result of WorldHeart’s purchase of certain assets of MedQuest, WorldHeart and MedQuest agreed that your years of service with MedQuest will be recognized by the Company to determine your eligibility to participate in our employee benefit plans and programs, including vacation policies, severance, and vesting of 401K matched contributions, as in effect from time to time. In accordance with our vacation policy for 2005, you will accrue vacation in 2005 based on four (4) weeks of annual vacation. You will also be allowed to carry forward a maximum of 20 days of accrued vacation from MedQuest to WorldHeart.

OFFICE HOURS:

Your normal workweek will consist of forty (40) hours to be usually worked over a five-day workweek. Due to the nature of the Company’s business and the executive status of your position, it may be necessary from time to time to adjust your schedule and work

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additional hours.

PROPRIETARY RIGHTS AGREEMENT:

As a condition of employment you must sign the attached agreement regarding confidential information and proprietary rights (Proprietary Rights Agreement). Due to the nature of the transaction between WorldHeart and MedQuest and your resulting transition from employment at MedQuest to employment at WorldHeart, it is understood that you will apply the knowledge, know-how, and information acquired as the result of employment at MedQuest to your employment and job responsibilities at WorldHeart.

ELIGIBILITY TO WORK:

In order to comply with federal regulations relative to “right to work” authorization (Immigration Reform Act of 1986), you will be required to present forms and documentation which establish your eligibility to work in the United States. Please complete Section I of the enclosed Form I-9, and bring it with you on your first day of employment with either: One document from List A; or two documents, one from List B and one from List C. Documents presented must be originals.

Please bring your employment eligibility documents with you on your start date.  If you have any further questions, do not hesitate to call Monica Lippis at (510) 563-4737.

This agreement may be terminated by either the Company or yourself at any time upon delivery of two weeks prior written notice, or any applicable minimum notice period prescribed by statutory or regulatory law.

This offer does not constitute an agreement of guaranteed employment for any specific term or any other type of employment contract.  As with all Company employees, your employment with the Company is “at will” and may be terminated by your or the Company at any time and with or without cause.

Without in any way limiting the foregoing, the Company and MedQuest agreed that, as a part of the asset purchase transaction, you would be entitled to receive severance as follows:

(i)                  If your employment is terminated by the Company without cause (as determined in good faith by the Company) during the period from the date you commence employment with the Company through the first anniversary of your employment with the Company, you will be paid severance (in accordance with the Company’s normal payroll policies) in the amount equal to your base salary that would be payable for a period of 24 months less the number of months you were employed by the Company.

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(ii)               After the first anniversary of the commencement of your employment with the Company, you will be eligible to receive severance consistent with any severance plan in effect at that time for similarly executives of the Company.

Notwithstanding the foregoing provisions, to the extent required to comply with Section 409A of the U.S. Internal Revenue Code, as amended, no severance payments will be made to you until after the expiration of six (6) months following your separation from service with the Company.  This six-month delay in payment, if applicable, will not reduce the aggregate amount of any severance that you may receive under the provisions stated above, and any period during which you may be eligible to receive severance as stated in paragraph (i) immediately above will be extended by the period of such delay.

This offer letter states the entire agreement of the parties with respect to your employment with the Company and supersedes and replaces all prior and contemporaneous agreements, understandings, negotiations and discussions whether oral or written of the parties.  Also, beyond this letter there are no warranties, representations, understandings or other agreements between the parties in connection with the subject matter except as specifically set forth in this offer letter and none has been relied on.

I am certain that you will find working at the Company to be both challenging and rewarding and we look forward to you joining us.

Sincerely,

/s/ Jal S. Jassawalla

Jal S. Jassawalla
President and CEO

I have been given a copy of this letter and have read and understand its terms.  I hereby accept the terms and conditions of employment outlined above.

ACCEPTED	Date:	/s/ Pratap Khanwilkar

	Signature:	1/24/05

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PROPRIETARY RIGHTS AGREEMENT

I, Pratap Khanwilkar, recognize that World Heart Inc. (the Corporation) is engaged in the commercialization of circulatory support medical devices, and that the Corporation will also provide technical support, consultation and training services relating to those products.  I also recognize the importance of protecting the Corporations Confidential Information and related rights acquired through the Corporations expenditure of time, effort and money.

Therefore, because I wish to provide services to the Corporation on the terms and conditions of my offer of employment letter dated as of January 24, 2005, between the Corporation and me in the capacity in which I will receive and/or contribute to the Corporation’s Confidential Information, and in consideration of the salary and other amounts that I will receive from the Corporation for my services, I agree to be bound by the following terms and conditions:

1.0                                 For the purposes of this agreement:

1)                                      Confidential Information includes any of the following:

(i)                                     any and all versions of the products, and related documentation owned or marketed by the Corporation;

(ii)                                  all developments (as defined below);

(iii)                               information regarding the Corporation business operations, methods and practices, including marketing strategies, product pricing, margins, staff remuneration and information regarding the financial affairs of the Corporation;

(iv)                              the names of the Corporations clients and the names of the suppliers to the Corporation, and the nature of the Corporation relationships with these clients and suppliers;

(v)                                 technical and business information of or regarding the clients of the Corporation obtained in order for the Corporation to provide such clients with the Corporations products and services, including information regarding product requirements and the business operations, methods and practices and product plans of such clients; and

(vi)                              any other Trade Secrets (as defined below) or proprietary information in the possession or control of the Corporation, but Confidential Information does not include information that I can demonstrate was in my possession in written or other tangible form prior to any disclosure from the Corporation; information that I can demonstrate was received from a third party; from the time it becomes known to the trade; or any invention, device, discovery, concept, idea, algorithm, formulae, know-how, process, technique, system or improvement, whether patentable or not, that is not a Development.

2)                                      Developments include all inventions, devices, discoveries, concepts, ideas, algorithms, formulae, know-how, process, techniques, systems and improvements, whether patentable or not, developed, created, generated or reduced to practice by me alone or jointly with others, which directly relates to the activities of the Corporation during the engagement by the Corporation of my services or which result from tasks assigned to me by the Corporation or which result from the use of the premises or property (including equipment, supplies, or Confidential Information) owned, leased or licensed by the Corporation.

3)                                      Trade Secrets shall include, but not be limited to, all information encompassed in all Developments, and in all concepts or ideas, to the extent that such information has not been released publicly by duly authorized representatives of World Heart Corporation.

2.0                                 Non-Disclosure of Confidential Information

At all times during and subsequent to the engagement of my services by the Corporation, I shall keep in strictest confidence and trust the Confidential Information, I shall take all reasonable precautions against unauthorized disclosure of the Confidential Information, and I shall not directly or indirectly disclose, knowingly allow access to, transmit or transfer the Confidential Information to a third party, nor shall I copy or reproduce the Confidential Information except as may be reasonably required for me to perform my duties for the Corporation.

3.0                                 Restricted Use of Confidential Information

1)                                      At all times during and subsequent to the termination of the engagement of my services by the Corporation, I shall not use the Confidential Information in any manner except as reasonably required for me to perform my duties for the Corporation.

2)                                      Without limiting my obligations under subsection 3(a), I agree that at all times during and subsequent to the termination of my employment with the Corporation, I shall not use, or take advantage of, the Confidential Information for creating, maintaining, marketing, patenting or otherwise protecting, or aiding in the creation, maintenance, marketing, patenting or otherwise protecting any product which is competitive with any product owner or marketed by the Corporation.

3)                                      Upon the request of the Corporation, and in any event the termination of my employment with the Corporation, I shall immediately return to the Corporation all materials, including all copies in whatever form, containing the Confidential Information which are in my possession or under my control.

4.0                                 Ownership of Confidential Information

1)                                      I acknowledge and agree that I shall not acquire any right, title or interest in or to the Confidential Information.

2)                                      I agree to make full disclosure to the Corporation of each Development promptly after its creation.  I hereby assign and transfer to the Corporation, and agree that the Corporation shall be the exclusive owner of, all of my right, title, and interest to each Development throughout the world, including all Trade Secrets, patent rights, copyrights and all other intellectual property rights therein.  I further agree to cooperate fully at all times during and subsequent to my employment with respect signing further documents and doing such acts and other things reasonably requested by the Corporation to confirm such transfer of ownership of rights, including intellectual property rights, effective at or after the time the Development is created and to obtain patents or copyrights or the like covering the Developments.  I agree that the obligations in this clause (b) shall continue beyond the termination of the engagement of my services by the Corporation with respect to Developments created during such period.

3)                                      I hereby waive in whole my right to the integrity of the Developments, including, without limitation, the rights to restrain or claim damages for any distortion, mutilation or other modification of the Developments in any context and in connection with any product, service, cause or institution.

5.0                                 Non-Competition

1)                                      In this Section 5.0, any covenant of the Employee not to compete shall mean that the Employee, either individually or in partnership or jointly or in connection with any person as principal, agent, employee, shareholder (other than a holding of shares of a corporation listed on a Canadian or United States stock exchange, which shareholders do not exceed 2% of the outstanding shares of such corporation) or in any other manner whatsoever, shall not carry on or be engaged in or be concerned with or interested in or advise, lend money to, guarantee the debts or obligations of or permit his/her name or any part thereof to be used or employed by any person engaged in or concerned with or interested in, within North America, the business of developing and marketing cardiovascular medical devices except with the prior consent of the Corporation.

2)                                      Subject to the provisions of this Section 5.0, the employee agrees not to compete for the term of the Employee’s employment with the Corporation.

3)                                      The Employee confirms that all restrictions in this Section 5.0 are reasonable and valid and all defences to the strict enforcement thereof by the Corporation are waived by the Employee.

6.0                                 No Conflicting Obligations

1)                                      I acknowledge and represent to the Corporation that the performance of my duties for the Corporation shall not breach any agreement or other obligations to keep confidential the proprietary information of any prior employer of mine or any other third party.  I further acknowledge and represent that I am not bound by any obligation with any third party which conflicts with any of my obligations under this Agreement.

2)                                      I represent and agree that I will not bring to the Corporation, and shall not use in the performance of my work with the Corporation, and Trade Secrets, confidential information and other proprietary information of any employer of mine or any other third party.  I represent and agree that in my work creating Developments I will not knowingly infringe the intellectual property rights, including copyright of any third party.

7.0                                 Enforcement

I acknowledge and agree that damages may not be an adequate remedy to compensate the Corporation for any breach of my obligations contained in this Agreement, and accordingly I agree that in addition to any and all other remedies available, the Corporation shall be entitled to obtain relief by way of temporary or permanent injunction to enforce the obligations contained in the Agreement.

8.0                                 General

1)                                      This Agreement shall be governed by the laws in force by the State of California.  If any provision of this Agreement is wholly or partially unenforceable for any reason, such unenforceable provision or part thereof shall be deemed to be omitted from this Agreement without any way of invalidating or impairing the other provisions of this Agreement.  In this Agreement any reference to a termination of the engagement of my services shall include termination for any reason whatsoever and with our without cause.

2)                                      Except as stated in Section 5 above, the rights and obligations under this Agreement shall survive the termination of the engagement of my services by the Corporation and shall adapt to the benefit of and shall be binding upon (i) my heirs and personal representatives and (ii) the successors and assigns of the Corporation.

I HAVE READ THIS AGREEMENT, UNDERSTAND IT, HAD THE OPPORTUNITY TO OBTAIN INDEPENDENT LEGAL ADVICE IN RESPECT OF IT AND I AGREE TO ITS TERMS.  I acknowledge having received a fully executed copy of this Agreement (and the Offer of Employment dated as of January 24, 2005 between the Corporation and me).

Signed, sealed and delivered	)
in the presence of:	)
)
/s/ Barbara Madsen	)	/s/ Pratap Khanwilkar
Witness		Signature

Barbara Madsen
(Name of Witness-printed)		Pratap Khanwilkar
Name

1/24/05

World Heart Inc.

By:	/s/ Jal S. Jassawalla